Danimer Scientific Announces Preliminary Fourth Quarter and Full Year 2023 Results

-- PHA Revenue Up 11% Year-Over-Year in Fourth Quarter of 2023 --

-- Previously Announced Cutlery Award Poised to Expand --

-- PHA Revenue Increase of Approximately 60% Year-Over-Year Expected in First Quarter 2024 -

-- Expects to Become Adjusted EBITDA Positive in Early 2025 --

-- Announces Date for Fourth Quarter and Full Year 2023 Earnings Call --

BAINBRIDGE, GA – March 20, 2024 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, today announced preliminary results for its fourth quarter and full year, ended December 31, 2023.

Stephen E. Croskrey, Chairman and Chief Executive Officer of Danimer, commented, “We are pleased that we continued our trend of year-over-year PHA revenue growth in the fourth quarter. We expect this growth to accelerate in 2024 with increased volumes from our existing customer base as well as the addition of significant volumes from new customers throughout the year. We expect this to start with our first commercial shipment to Delta Cafés this week and we further expect our first quarter 2024 PHA sales to exceed our first quarter 2023 PHA sales by approximately 60%. Our previously announced 20-million-pound cutlery award which will serve a large global quick-service restaurant (“QSR”) chain is in the first stages of scale up, and we expect it to reach full run rate in the second quarter of 2025 while also providing an opportunity to grow geographically and into other related product categories with the end-customer.”

Mr. Croskrey continued, “The expected demand growth for our PHA based products allows us to confirm our projected profitability timeline for our Kentucky operation and the Company in total. We expect our Kentucky facility, on a stand-alone basis, to become Adjusted EBITDA positive when shipments require plant capacity utilization of just over 30 percent. We expect the Company as a whole will become Adjusted EBITDA positive when our Kentucky facility reaches 70 to 80 percent capacity utilization near the start of 2025.”

The results reported in this press release are preliminary and unaudited. Danimer’s financial closing procedures for the fourth quarter and year ended December 31, 2023 are not yet complete and it is possible that the final results may differ from the preliminary results set forth below.

Preliminary Fourth Quarter 2023 Results:

•
Preliminary total revenue was $10.9 million for the fourth quarter of 2023 compared to revenue of $15.3 million for the fourth quarter of 2022. While PHA revenue increased by $0.9 million in the quarter as compared with the prior year quarter, loss of shipments to customers affected by the conflict in Ukraine reduced the quarter-over-quarter PLA revenue by $4.9 million, leading to a net reduction in product revenue of $4.0 million.
•
Preliminary Adjusted EBITDA was $(10.7) million for the fourth quarter of 2023 compared to $(8.6) million for the fourth quarter of 2022.

Preliminary Full Year 2023 Results and Ending Cash Balance:

•
Preliminary total revenue was $46.7 million for the full year of 2023 compared to $53.2 million in the prior year. As noted for the fourth quarter, the conflict in Ukraine was the primary driver of the $6.1 million decrease in the full year PLA revenue compared to 2022. This more than offset the increase in PHA revenue in 2023 of $1.8 million as compared to the prior year. Service revenue of $2.5 million in 2023 was down compared to $4.8 million in the prior year as the Company completed several long-term funded R&D projects in the prior year and are moving to commercialize those investments.
•
Preliminary Adjusted EBITDA was $(39.0) million for the full year of 2023 compared to $(45.0) million for the full year of 2022. The year over year improvement in Adjusted EBITDA primarily reflects the Company’s comprehensive program of expense control measures.
•
Unrestricted cash and cash equivalents at December 31, 2023 was $59.2 million, which does not include $14.3 million of restricted cash that is mainly held for future interest payments under the Company’s existing $130 million Senior Secured Term Loan.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, March 28, 2024, at 4:30 p.m. Eastern time to review fourth quarter and full-year 2023 results, discuss recent events and conduct a question-and-answer session. The live webcast of the conference call can be accessed on the Investor Relations section of the Company’s website at https://ir.danimerscientific.com . For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 1-888-886-7786 or 1-416-764-8658, respectively. Upon dialing in, please request to join the Danimer Scientific Fourth Quarter 2023 Earnings Conference Call. The archived webcast will be available for replay on the Company's website after the call.

About Danimer Scientific

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer holds more than 480 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit https://danimerscientific.com.

Forward‐Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the Company’s estimated preliminary fourth quarter and full-year 2023 results and our expectations for our future and operational performance. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to our products; the Company’s exposure to product liability or product warranty claims and other loss contingencies;

disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact on our business, operations and financial results from the ongoing conflict in Ukraine; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investors

Blake Chamblee

Phone: 770-337-6570

ir@danimer.com

Media

Richard Ivey

Phone: 229-254-7688

rivey@danimer.com

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure “Adjusted EBITDA”. Danimer management views this metric as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-based compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments and impairment of goodwill; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Danimer believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because this measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes this non-GAAP metric offers additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA should not be considered as an alternative to net income or loss as an indicator of its performance or as an alternative to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA differently than Danimer does and, as a result, it may not be comparable to a similarly titled measure used by other companies in its industry, and (ii) Adjusted EBITDA excludes certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Danimer Scientific, Inc.

Preliminary Reconciliation of Adjusted EBITDA to Net Loss (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(in thousands)
Net loss	$(39,434)	$(28,051)	$(155,473)	$(179,758)
Stock-based compensation	12,906	14,218	55,839	56,768
Interest, net	8,509	(474)	29,641	1,723
Depreciation and amortization	7,372	7,281	29,377	20,453
Gain on remeasurement of private warrants	(108)	(752)	(207)	(9,366)
Income taxes	2	(43)	319	(810)
Litigation and other legal related	84	146	207	2,082
Inventory reserve	-	(495)	-	-
Loss on extinguishment of royalty agreement	-	-	549	-
Strategic reorganization and related	-	-	410	-
Loss on sale of assets	-	-	246	1
Loss on loan extinguishment	-	-	102	1,500
Impairment of goodwill	-	-	-	62,663
Public company transition costs	-	-	-	481
Other, net	-	(399)	-	(723)
Adjusted EBITDA	$(10,669)	$(8,569)	$(38,990)	$(44,986)